UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: May 24, 2007

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Designation of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 24, 2007, Mel Dick, the Company’s Executive Vice President and Chief Financial Officer of Coldwater Creek Inc. (the “Company”), informed the Company of his plan to retire effective June 30, 2008.

On May 29, 2007, the Company entered into an Employment Agreement with Daniel Griesemer, President and Chief Operating Officer.  The Employment Agreement provides for continuation of his current annual base salary of $500,000, subject to annual increases at the discretion of the Compensation Committee, and for potential annual bonuses, with a target bonus of at least 70% of annual salary. Annual bonuses may be at, below or above the target based on individual performance and the achievement of performance criteria to be established by the Compensation Committee. Mr. Griesemer is also eligible to receive restricted stock units, stock options or other equity-based awards as may be approved.  The term of the agreement commences May 29, 2007 and ends May 29, 2010, subject to automatic renewal for an additional one-year period. If the Company terminates Mr. Griesemer’s employment without Cause or if Mr. Griesemer terminates his employment for Good Reason (as such capitalized terms are defined in the agreement), then Mr. Griesemer is entitled to the following severance: (i) one and one-half times Mr. Griesemer’s then current base salary and target bonus, provided that if Mr. Griesemer’s termination occurs within 365 days following a change in control of the Company the severance amount is two and one-half times his current base salary and target bonus, (ii) continuation of health benefits for 18 months, (iii) full vesting of all unvested equity awards, and (iv) accelerated vesting in the supplemental executive retirement plan.  If Mr. Griesemer becomes disabled during the term of the agreement, he will be entitled to continuation of his annual salary in effect on the day of termination for a period of 18 months. Mr. Griesemer is also subject to certain non-competition provisions during the term of the agreement and for 18 months thereafter. Severance payments are conditioned on Mr. Griesemer’s compliance with the noncompetition provisions of the agreement.

On May 29, 2007 the Company entered into an Employment Agreement with Dan Moen, Senior Vice President and Chief Information Officer.  The Employment Agreement provides for continuation of his current annual base salary of $350,000 subject to annual increases at the discretion of the Compensation Committee, and for potential annual bonuses, which currently have a target level of 50% of annual salary. Annual bonuses may be at, below or above the target based on individual performance and the achievement of performance criteria to be established by the Compensation Committee. Mr. Moen is also eligible to receive restricted stock units, stock options or other equity-based awards as may be approved.  The term of the agreement commences May 29, 2007 and ends May 29, 2010, subject to automatic renewal for an additional one-year period. If the Company terminates Mr. Moen’s employment without Cause or if Mr. Moen terminates his employment for Good Reason (as such capitalized terms are defined in the agreement), then Mr. Moen  is entitled to the following severance: (i) a payment equal to Mr. Moen’s then current base salary and target bonus, provided that if Mr. Moen’s termination occurs within 365 days following a change in control of the Company the severance amount is one and one-half times his current base salary and target bonus, (ii) continuation of health benefits for 12 months, and (iii) full vesting of all unvested equity awards.  If Mr. Moen becomes disabled during the term of the agreement, he will be entitled to continuation of his annual salary in effect on the day of termination for a period of 12 months. Mr. Moen is also subject to certain non-competition provisions during the term of the agreement and for 12 months thereafter. Severance payments are conditioned on Mr. Moen’s compliance with the noncompetition provisions of the agreement.

On May 29, 2007, the Company entered into an Employment Agreement with Gerard El Chaar, Senior Vice President – Operations, the terms of which are substantially the same as those contained in Mr. Moen’s agreement.

As previously disclosed, the Company has an employment agreement with Georgia Shonk-Simmons, President and Chief Merchandising Officer.  The term of Ms. Shonk-Simmons’ agreement ends on December 20, 2009, subject to automatic renewal for an additional one-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: May 29, 2007

/s/ Mel Dick
Mel Dick, Executive Vice President
and Chief Financial Officer